  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2017

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On February 8, 2017, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the Allstate property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of Allstate property
On January 31, 2017, the Registrant acquired a three-story, Class "A" office property consisting of 70,273 net rentable square feet located in Lone Tree, Colorado (the "Allstate property"). The Allstate property is currently leased in its entirety to Allstate Insurance Company ("Allstate"). The purchase price for the Allstate property was $14.75 million, plus closing costs, less a credit in the amount of $350,000 applied at closing. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with proceeds from the Registrant's public offering. The Registrant's advisor earned approximately $0.6 million in acquisition fees (including the Contingent Advisor Payment, as such term is defined in the Registrant's advisory agreement, as amended) in connection with the acquisition of the Allstate property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.2 million in connection with the acquisition of the Allstate property, approximately $0.1 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.1 million of which was paid to unaffiliated third parties.
Allstate, which maintains an investment grade credit rating of 'AA-' from Standard and Poor's, is a primary operating subsidiary of Allstate Corporation, which provides property-liability insurance, as well as other types of insurance in the United States and Canada. Allstate Corporation (NYSE: ALL) is the largest publicly held personal lines insurer and the second largest personal property and casualty insurer in the United States, is ranked #81 on the 2016 Fortune 500 list, and maintains an investment grade credit rating of 'A-' from Standard and Poor's.
The Allstate property is located in Lone Tree, Colorado with access to Interstate 25, C-470 Interchange, and a light rail system, which provides convenient access to Denver and the skilled labor force in the immediate area. The Allstate property serves as the sole office location for Allstate in the Denver metro area, housing managers overseeing local agents and sales persons, claims specialists for Allstate and Allstate Corporation's other subsidiaries, and Allstate's in-house counsel. The property was constructed in 2000 and underwent significant interior renovations in 2015. The Registrant believes the Allstate property is a business essential facility to Allstate's overall operations due to its strategic location as the sole office in the Denver metro area, Allstate's long term commitment to the area as evidenced by its recent 11-year lease, and its investment into the interior renovations at the property.
The Allstate lease is a triple-net lease with a remaining term of 9.8 years upon the Registrant's acquisition, expiring in November 2026. The forward 12-months' rent is approximately $1.0 million, with 2.0% annual rental rate increases for the remaining duration of the lease, and includes two five-year renewal options at fair market rent and an option to terminate effective November 30, 2022 at an estimated termination fee of $48.00 per square foot.
The initial capitalization rate on Allstate's year one income is 7.04%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from Allstate including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that Allstate will perform its obligations under its lease agreements during the first year of its lease with the Registrant.
Griffin Capital Asset Property Management II, LLC will be responsible for managing the Allstate property and will be paid management fees in an amount of 3.0% of the gross monthly revenues collected from the Allstate property. Griffin Capital Asset Property Management II, LLC will hire an unaffiliated third party to manage the day-to-day operations and will pay the third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Allstate property dated February 8, 2017

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: February 8, 2017	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary